Exhibit 99.(l)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 7, 2007

Advent/Claymore Global Convertible Securities & Income Fund

2455 Corporate West Drive

Lisle, Illinois  60532

Re:	Advent/Claymore Global Convertible Securities &
Income Fund - Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to Advent/Claymore Global Convertible Securities & Income Fund, a statutory trust (the “Trust”)  created under the Delaware Statutory Trust Act, in connection with the issuance and sale by the Trust of 3,400 shares of the Trust’s preferred shares of beneficial interest, liquidation preference $25,000 per share, designated as Auction Market Preferred Shares, Series T7, and 3,400 shares of the Trust’s preferred shares of beneficial interest, liquidation preference $25,000 per share, designated as Auction Market Preferred Shares, Series W7 (collectively, the “Preferred Shares”).

This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of Registration of the Trust as an investment company under the 1940 Act on Form N-8A, as filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2007 and the notification of amendment thereto, as filed with the Commission on March 7, 2007 (as so amended, the “1940 Act Notification”); (ii) the Registration Statement of the Trust on Form N-2 (File Nos. 333-143712 and 811-22022), as filed with the Commission on June 13, 2007,  and as proposed to be amended by Pre-Effective Amendment No. 1 on the date hereof, under the 1933 Act and the 1940 Act (such Registration Statement, as proposed to be amended, being hereinafter referred to as the “Registration Statement”); (iii) the form of Purchase Agreement (the “Purchase Agreement”) proposed to be entered into between the Trust, as issuer, Advent Capital Management, LLC, as investment manager to the Trust, Claymore Advisors, LLC, as investment adviser to the Trust, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement; (iv) a specimen certificate representing the Preferred Shares; (v) the Certificate of Trust, as filed with the Secretary of State of the State of Delaware on February 26, 2007, and the Agreement and Declaration of Trust of the Trust dated February 26, 2007, and as currently in effect (the “Declaration”); (vi) the By-Laws of the Trust, as currently in effect; (vii) the Statement of Preferences of Auction Market Preferred Shares setting forth the rights, powers, terms and preferences of the Preferred Shares; and (viii) certain resolutions adopted by the Board of Trustees of the Trust relating to the creation, issuance and sale of the Preferred Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Purchase Agreement will be executed and delivered in substantially the form reviewed by us and that the share certificates representing the Preferred Shares will conform to the specimen examined by us and will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

In rendering the opinion set forth below, we have assumed that any Preferred Shares issued to a Principal Shareholder (as that term is defined in Section 11.7 of the Declaration) will be issued in compliance with Section 11.7 of the Declaration.

Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

Based upon and subject to the foregoing, we are of the opinion that when the Registration Statement becomes effective and the Preferred Shares have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Preferred Shares will have been duly authorized, and the Preferred Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Declaration).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP